Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-25196, Form S-8 No. 33-40641, Form S-8 No. 33-62047, Form S-8 No. 333-38621, Form S-8 No. 333-105178, as amended by Post-Effective Amendment No. 1 to Form S-8, and Form S-8 No. 333-125144) pertaining to the Newell Rubbermaid 401(k) Savings and Retirement Plan of our report dated June 29, 2010, with respect to the financial statements and schedule of Newell Rubbermaid 401(k) Savings and Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2009.

Atlanta, Georgia	/s/ Ernst & Young LLP
June 29, 2010